ARC Group Worldwide 10-K

EXHIBIT 21

SUBSIDIARIES

TeknaSeal LLC

FloMet LLC

TubeFit LLC

General Flange & Forge

ARC Wireless Hong Kong Limited

ARC Wireless, Inc.

ARC Wireless, LLC

ARC Wireless, Ltd.

Starworks Wireless, Inc.

Advanced Forming Technology, Inc.

AFT-Hungary Kft.